Exhibit 1

DIRECTORS AND EXECUTIVE OFFICERS OF MAASE INC.

The business address of each of the following directors and executive officers is Building 48, Zhixin Manufacturing Valley, Yangzhou Road, Economic Development Zone, Shandong Province, People's Republic of China.

Name	Citizenship	Position
Jingkai Li	PRC	Chairman of the Board
Min Zhou	PRC	Vice-Chairman of the Board and Chief Executive Officer
Guotao Liu	PRC	Co-Chief Executive Officer
Jiaxing Shi	PRC	Chief Financial Officer
Kwan Pui Chui	Hong Kong, China	Independent Director
Yingying Li	PRC	Independent Director
Pei Yu	PRC	Independent Director